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                                                                   EXHIBIT 10.11

                              CONSULTING AGREEMENT

This Agreement is made as of June 1, 2005 (the "Effective Date"), between Electro-Optical Sciences, Inc, a Delaware corporation (the "COMPANY") and Gerald Wagner Consulting LLC (the "CONSULTANT").

The Consultant and the Company are parties to a certain Consulting Agreement dated as of March 17, 2005 (the "Prior Agreement.") Services rendered by the Consultant thereunder have primarily related to facilitation of the restructuring of the Company so as to enable it to make appropriate arrangements for the completion of developmental engineering of its MelaFind device. The arrangements have been effectuated with an appropriate third party, and the internal restructuring is now sufficiently along, so as to enable the parties to the Prior Agreement to revise their relationship so as to provide for the provision of services of an anticipated longer duration period. Accordingly, the parties agree as follows:

1. Services. The Field of Interest for consulting hereunder is the continued direction of the Company's MelaFind product development effort and the implementation of the manufacturing process once production of clinical trial prototypes becomes feasible.

The Consultant will make himself available in person at the Company's offices or other locations as agreed upon during the term of this Agreement, as reasonably requested by the Company

2. Consideration. In consideration for the services provided by Consultant under the terms of this Agreement, Consultant shall be compensated as set forth below.

      2.1 The Company will pay the Consultant an amount of one hundred fifty thousand dollars ($150,000.00), payable ratably over the course of the project at such intervals as Consultant and the Company may agree upon. This amount is considered to approximate the aggregate amount achieved by adding together $2000 for each full day to be spent on the project by Consultant. As a bonus, Consultant will be granted 50,000 non-qualified stock options to purchase Company's common stock at its then fair market value immediately after the effective date of an Initial Public Offering on Registration Statement Form S-1. The fair market value shall be deemed to be the price at which the Initial Public Offering became effective.

      2.2 The parties shall assess the progress of the project at a point approximately halfway through the anticipated term. Provided that the anticipated delivery date for the first twenty-five (25) MelaFind clinical trial prototypes meeting the then-established Company specifications for such clinical trial prototypes is still during the first quarter of calendar year 2006, Consultant shall become entitled to an adjustment of the amount

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paid, if necessary, so that the revised amount equals $2,000 per day for each full day actually spent and to be spent on the project by Consultant.

      2.3 Reasonable expenses of the Consultant incurred at the request of the Company (including travel expenses incurred in connection with Company-related business) will be reimbursed promptly by the Company, subject to customary verification, in accordance with the Company's standard expense reimbursement and travel policy.

3. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will end three months following the initiation of the pivotal clinical trial for MelaFind. The parties anticipate that the pivotal clinical trial will commence in the first quarter of 2006. The parties will negotiate over an appropriate extension of the term of this agreement starting approximately 30 days before the anticipated end of the term.

4.    Certain Other Contracts.

      4.1 The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

      4.2 The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

      4.3 The Consultant has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Consultant.

5. Exclusive Services during the Term. The Consultant agrees that during the Term of this Agreement he will not, exclusive of any research obligations to any third party, directly or indirectly (i) provide any services to any other business or commercial entity in the Field of Interest, (ii) participate in the formation of any business or commercial entity in the Field of Interest or (iii) solicit or hire away any employee or consultant of the Company. Consultant shall disclose on Exhibit A attached hereto all other consulting agreements in the Field of Interest to which Consultant is currently a party.

6. Direction of Projects and Inventions to the Company. Subject to the Consultant's obligations and confidentiality obligations to third parties, during the Term of this Agreement, the Consultant will use his best efforts to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property

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relating to or useful in, the Field of Interest (collectively "New
Discoveries"), whether or not patentable or copyrightable, to the extent the New Discoveries do not arise from any research undertaken by the Consultant as an employee of any third party.

7.    Inventions Discovered by the Consultant While Performing Services
Hereunder.

      7.1 The Consultant will promptly and fully disclose to the Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, technique, method, trade mark, trade secret, mask work, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. All such Inventions are work made for hire to the extent allowed by law and, in addition, Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 7 will survive the termination of this Agreement.

      7.2 If any part of the Invention is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise practiced or exploited without using, infringing or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, right and license, with right to sublicense, to exploit and exercise all such technology and intellectual property rights in support of Company's exercise or exploitation of the Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

8.    Confidentiality.

      8.1 The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

      8.2 The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

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      8.3   The Consultant agrees not to disclose, directly or indirectly, the
Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

      8.4 The term "Confidential Information" does not include information that was: (i) publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; and (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

      8.5 The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

      8.6 Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 8 for a period of three years after the termination of this Agreement.

9. Use of Name. It is understood that the name of the Consultant and Consultant's affiliation with any third party will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business. The above-described uses will be deemed to be noncommercial uses. The name of the Consultant or any third party will not be used for any commercial purpose without the Consultant's consent.

10. No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement (as modified to the extent required by Section 4) will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

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11.   Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

      In the case of the Company:

      Electro-Optical Sciences, Inc
      One Bridge Street, Suite 15
      Irvington, NY 10553
      In the case of the Consultant:

      Name:       Gerald Wagner Consulting LLC
      Address:    970 Route 9W
                  Upper Grandview, NY 10960

      SSN:        02-0662378

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12. Independent Contractor: Withholding. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13. Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5, 7 and 8 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive

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or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

16. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed within such State, represents the entire understanding of the parties. It supersedes the Prior Agreement except with respect to matters (payment for subsequent invoices, confidentiality, and the like) which by their nature should survive the termination of that agreement. It may only be amended in writing.

IN WITNESS WHEREOF, this Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the date first above written.

Electro-Optical Sciences, Inc:             Consultant: Gerald Wagner

By:   /s/ William R. Bronner               Signature: /s/ Gerald Wagner
Its:  Vice President

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                                    EXHIBIT A

                               OTHER RELATIONSHIPS

                                      NONE